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DOLLAR GENERAL REPORTS NOVEMBER SAME-STORE SALES

GOODLETTSVILLE, Tenn. – December 1, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the November four-week period ended November 25, 2005, equaled $686.3 million compared with $643.5 million last year, an increase of 6.7 percent. For the November period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, decreased 0.2 percent compared with a 3.4 percent increase in the prior year November period. Strong same-store sales in candy and snacks, pet supplies, paper products and toys were offset by decreases in basic clothing and home products.

For the 43-week period ended November 25, 2005, Dollar General total retail sales increased 11.2 percent to $6.8 billion from $6.1 billion for the 43-week period ended November 26, 2004. Same-store sales for the 43-week period increased 3.1 percent.

Year-to-date through November 25, 2005, the Company opened 668 stores and closed 116 stores, including 41 stores closed as a result of hurricane damage.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,872 neighborhood stores as of November 25, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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